                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                      OF

                         FLAGSTAR CAPITAL CORPORATION


     Flagstar Capital Corporation, a corporation organized and existing under the laws of the State of Michigan (the "Corporation"), pursuant to the provisions of Act 284 of Public Acts of 1972, executes the following Articles:

     1. The name of the Corporation is Flagstar Capital Corporation. The Corporation was originally incorporated under the name "FSB Emergency Corporation #38," and the date of filing of its original Articles of Incorporation was June 28, 1995.

     2. These Amended and Restated Articles of Incorporation were duly adopted by the Incorporator of the Corporation in accordance with Section 642 of the Michigan Business Corporation Act.

     3. These Amended and Restated Articles of Incorporation restate, integrate and further amend the provisions of the Articles of Incorporation of the Corporation as heretofore amended or supplemented.

     4. The Articles of Incorporation of the Corporation are hereby amended and restated to read as follows:

                                   ARTICLE I

                                     NAME

   The name of the corporation is Flagstar Capital Corporation (herein the "Corporation").

                                  ARTICLE II

                                    PURPOSE

     The purpose for which the Corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act.

                                  ARTICLE III

                                 CAPITAL STOCK

     The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 5,000,000, of which 1,000,000 are to be shares of common stock, $1.00 par
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value per share, and of which 4,000,000 are to be shares of serial preferred stock, $25.00 par value per share. The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of the shareholders except as otherwise provided in this
Article III or the rules of a national securities exchange if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of the shares shall be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of the board of directors as to the value of such consideration shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

     A description of the different classes and series (if any) of the Corporation's capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

     (A)  Common Stock.  Except as otherwise required by law or provided in
          ------------
these Articles of Incorporation or in the resolutions of the board of directors creating any class of preferred stock, the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as otherwise expressly set forth in these Articles of Incorporation.

     Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors.

     In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

     Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of common stock of the Corporation, except as otherwise expressly set forth in these Articles of Incorporation.

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     (B)  Serial Preferred Stock.  Except as otherwise provided in these
          ----------------------
Articles of Incorporation, the board of directors of the Corporation is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of shares of preferred stock in one or more series and to fix and state the powers, designations preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, including, but not limited to, determination of any of the following:

     (1) the distinctive serial designation for each series and the number of shares constituting such series;

     (2) the dividend rates or the amount of dividends to be paid on the shares of such series, if any, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

     (3) the voting rights, full or limited, if any, of the shares of such series;

     (4) whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

     (5) the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     (6) whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

     (7) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

     (8) the subscription or purchase price and form of consideration for which the shares of such series shall be issued;

     (9) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such

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          shares may be reissued as shares of the same or any other series of serial preferred stock; and

     (10) any other designations, preferences, limitations or rights that are now or hereafter permitted by applicable law and are not inconsistent with the provisions of these Articles of Incorporation.

     Each share of each series of serial preferred stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series, except as otherwise expressly set forth in these Articles of Incorporation.

                                  ARTICLE IV

                               REGISTERED OFFICE

     The address of the registered office of the Corporation is 2600 Telegraph Road, Bloomfield Hills, Michigan 48302. The name of the Corporation's registered agent at such address is Albert J. Gladner.

                                   ARTICLE V

                               PREEMPTIVE RIGHTS

     No shareholder of the Corporation shall have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for other securities or obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such shares.

                                  ARTICLE VI

                             REPURCHASE OF SHARES

     The Corporation may from time to time, pursuant to authorization by the board of directors of the Corporation and without action by the shareholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law.

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                                  ARTICLE VII

                             VOTING FOR DIRECTORS

     There shall be no cumulative voting by shareholders of any class or series in the election of directors of the Corporation

                                 ARTICLE VIII

                     NOTICE FOR NOMINATIONS AND PROPOSALS

     (A) Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of shareholders may be made by the board of directors of the Corporation or by any shareholder of the Corporation entitled to vote generally in the election of directors. In order for a shareholder of the Corporation to make any such nominations or proposals, he shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the Corporation not fewer than 30 days nor more than 60 days prior to the date of any such meeting; provided, however, that if notice or public disclosure of the meeting is effected fewer than 40 days before the date of the meeting, such written notice shall be delivered or mailed, as prescribed, to the secretary of the Corporation not later than the close of business on the 10th day following the day on which notice of the meeting was mailed to shareholders. Each such notice given by a shareholder with respect to nominations for the election of directors shall set forth (1) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (2) the principal occupation or employment of each such nominee, (3) the number of shares of stock of the Corporation which are beneficially owned by each such nominee, (4) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice, (a) his name and address as they appear on the Corporation's books and
(b) the class and number of shares of the Corporation which are beneficially owned by such shareholder. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

     (B) Each such notice given by a shareholder to the Secretary with respect to business proposals to be brought before a meeting shall set forth in writing as to each matter (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,
(2) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business, (3) the class and number of shares of the Corporation which are beneficially owned by the shareholder and (4) any material interest of the shareholder in such business. Notwithstanding anything in these Articles of Incorporation to the contrary, no new business shall be conducted at the meeting except in accordance with the procedures set forth in this Article VIII.

     (C) The chairman of the annual or special meeting of shareholders may, if the facts warrant, determine and declare to such meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding special or annual meeting of the shareholders taking place 30 days or more thereafter. This provision shall not require the holding of any adjourned or special meeting of shareholders for the purpose of considering such defective nomination or proposal.

                                  ARTICLE IX

                   ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

     Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voting. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the Corporation. Delivery shall be to the Corporation's registered office, its principal place of business, or an officer or agent of the Corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

     Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

                                   ARTICLE X

                                   DIRECTORS

     (A)  Number, Vacancies.  The number of directors of the Corporation shall
          -----------------
be such number, not less than seven nor more than fifteen (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be set forth from time to time in the bylaws. Vacancies in the board of directors of the Corporation, however caused, and newly created directorships shall be filled by the affirmative vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected.

     (B)  Classified Board.  The board of directors of the Corporation shall be
          ----------------
divided into three classes, which shall be designated Class I, Class II and Class III. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year. Subject to the provisions of this Article X, should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes I or II as follows: (1) if there shall be an excess of one directorship over a number equally divisible by three, such extra directorship shall be classified in Class III, and (2) if there be an excess of two directorships over a number equally divisible by three, one shall be classified in Class III and the other in Class II. At the first annual meeting of shareholders, directors assigned to Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors assigned to Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors assigned to Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each annual meeting of shareholders following the initial meeting, the successors to the class of directors whose terms expire at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting. Notwithstanding the foregoing, the director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

     Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. The board of directors shall designate, by the name of the incumbent(s), the positions to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

     Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided in this Article X. Notwithstanding the foregoing, and except as otherwise may be required by law or by the terms and provisions of the preferred stock of the Corporation, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

                                  ARTICLE XI

                             REMOVAL OF DIRECTORS

     Notwithstanding any other provision of these Articles of Incorporation or the bylaws of the Corporation, any director or the entire board of directors of the Corporation may be removed at any time by the affirmative vote of the holders of at least 80 percent of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. If less than the entire board of directors is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then voted at any election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article XI shall not apply with respect to the director or directors elected by such holders of preferred stock.

                                  ARTICLE XII

                                INDEMNIFICATION

     The Corporation shall, to the fullest extent now or hereafter permitted by the Michigan Business Corporation Act and other applicable law, indemnify any director, officer, employee or agent of the Corporation who was or is a party to or threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including any action by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or of a subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. At the discretion of the board of directors, any indemnification hereunder may include payment by the Corporation of expenses incurred in defending an action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if all of the following conditions apply: (A) the person furnishes the Corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct set forth in Sections 561 and 562 of the Michigan Business Corporation Act, (B) the person furnishes the Corporation a written undertaking to repay the advance if it is ultimately determined that he did not meet the applicable standard of conduct, and (C) the board of directors makes a determination that the facts then known to the board would not preclude indemnification under the Michigan Business Corporation Act. The indemnification provided for herein shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation. Any indemnification of a person who was entitled to indemnification after such person ceased to be a director, officer, employee or agent of the Corporation shall inure to the benefit of the heirs, personal representatives and administrators of such person. The indemnification provided by this Article XII shall not be deemed exclusive of any other rights to which any person may be entitled under any contract, bylaw, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding office, except to the extent that such indemnification may be contrary to law. The Corporation may purchase and maintain insurance to protect itself and any present or former director, officer, employee or agent or any person who is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, whether or not the Corporation would have the power to indemnify such person against liability under the Michigan Business Corporation Act.

                                 ARTICLE XIII

                      LIMITATION OF DIRECTORS' LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (A) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (B) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (C) for a violation of Section 551(1) of the Michigan Business Corporation Act, or (D) for any transaction from which the director derived any improper personal benefit. If the Michigan Business Corporation Act or other Michigan law is amended or enacted after the date of filing of these Amended and Restated Articles of Incorporation to eliminate or limit further the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act or other Michigan law, as so amended. Any repeal or modification of this Article XIII by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XIV

               COMPROMISE, ARRANGEMENT OR PLAN OF REORGANIZATION

     When a compromise or arrangement or a plan of reorganization of the Corporation is proposed between the Corporation and its creditors or any class of them or between the Corporation and its shareholders or any class of them, a court of equity jurisdiction within the State of Michigan, on application of this Corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, agree to a compromise or arrangement or reorganization of the Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the Corporation.

                                  ARTICLE XV

                           RESTRICTION OF TRANSFER,
                     ACQUISITION AND REDEMPTION OF SHARES

     XV(A)     Definitions.
               -----------

     The following terms shall have the following meanings for purposes this
Article XV of these Amended and Restated Articles of Incorporation:

     "Acquire" shall mean the acquisition of Beneficial Ownership of shares of preferred stock by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered a Beneficial Owner. The terms Acquires and Acquisition shall have correlative meanings.

     "Beneficial Ownership" means ownership of shares of any class or series of common stock or preferred stock by a Person who would be treated as an owner of such shares under Section 542(a)(2) of the Code either directly or constructively through the application of Section 544 of the Code as modified by
Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Own" and "Own Beneficially" shall have correlative meanings.

     "Beneficiary" means, with respect to the Trust, one or more organizations named by the Corporation as beneficiary or beneficiaries of the Trust in accordance with Article XV(L)(1). Each such Beneficiary shall be an organization described in Section 501(c)(3) of the Code, that is not an "individual" within the meaning of Section 542 of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

     "Board of Directors" means the board of directors of the Corporation.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

     "Excess Shares" has the meaning set forth in Article XV(C).

     "Individual" shall mean a natural person or any entity considered an individual for purposes of Section 542(a)(2) of the Code.

     "Initial Public Offering" means the sale of shares of preferred stock to the public pursuant to the Corporation's first effective registration statement for such preferred stock filed under the Securities Act of 1933, as amended.

     "Market Price" means, with respect to any class or series of preferred stock, on any date means the Closing Price on the Trading Day immediately preceding such date of such class or series of preferred stock. The "Closing Price" means, with respect to any class or series of preferred stock, on any date, the last sale price or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such class or series of preferred stock is listed or admitted to trading or, if such class or series of preferred stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if such class or series of preferred stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such class or series of preferred stock selected by the board of directors of the Corporation, or, if there is no such market maker or such closing prices otherwise are not available, the fair market value of the affected series of preferred stock as of such day, as determined by the Board of Directors, in its discretion. "Trading Day" means a day on which the principal national securities exchange on which the relevant class or series of preferred stock is listed or admitted to trading is open for the transaction of business or, if the relevant class or series of preferred stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Michigan are authorized or obligated by law or executive order to close.

     "Non-Transfer Event" means any event other than a purported Transfer that would cause (i) any Person to Own Beneficially shares of preferred stock in excess of the Ownership Limit, (ii) the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, or (iii) the Corporation to otherwise fail to qualify as a REIT (other than as a result of a violation of the "100-shareholder" requirement of Section 856(a)(5) of the Code), in each case including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of preferred stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of preferred stock.

     "Ownership Limit" means, for any Person, the Beneficial Ownership of five percent (5.0%), in number of shares or value, of the outstanding shares of any class or series of preferred stock of the Corporation. The value of the outstanding shares of any class or series of preferred stock of the Corporation shall be determined by the Board of

Directors in good faith, which determination shall be conclusive for all purposes hereof.

     "Permitted Transferee" means any Person designated as a Permitted Transferee in accordance with the provisions of Article XV(L)(5) hereof.

     "Person" means (a) an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, limited liability company or other entity and (b) also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participated in a public offering of preferred stock for a period of sixty (60) days following the purchase by such underwriter of such preferred stock therein, provided that the foregoing exclusion shall apply only if the ownership of such preferred stock by an underwriter or underwriters participating in a public offering would not cause the Corporation to fail to qualify as a REIT by reason of being closely held within the meaning of Section 856(a) of the Code or otherwise cause the Corporation to fail to qualify as a REIT.

     "Prohibited Owner" means, with respect to any purported Transfer or Non-Transfer Event, any Person who, except for the provisions of Article XV(C), would Beneficially Own shares of preferred stock.

     "REIT" means a "real estate investment trust" defined in Sections 856 through 860 of the Code.

     "Restriction Termination Date" means the first day after the date of the Initial Public Offering on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt, or continue, to qualify as a REIT.

     "Transfer" means any sale, transfer, gift, hypothecation, assignment, devise or other disposition of a direct or indirect interest in any shares of common stock or preferred stock or the right to vote or receive dividends on such common stock or preferred stock (including (i) the granting of any option (including, but not limited to, an option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of common stock or preferred stock or the right to vote or receive dividends on such common stock or preferred stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for common stock or preferred stock or the exercise of such rights), whether voluntary or involuntary, whether of record or beneficially, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities which results in a change in the Beneficial Ownership of shares of common stock or preferred stock). The terms "Transfers," "Transferred" and Transferable shall have correlative meanings.

     "Trust" means the trust created pursuant to Article XV(L).

     "Trustee" means any Person or entity unaffiliated with both the Corporation and any Prohibited Owner who is designated by the Corporation to act as trustee of the Trust, and any successor trustee appointed by the Corporation.

     XV(B)   Restriction on Ownership and Transfers.
             --------------------------------------

     (1) Except as provided in Article XV(I), from and after the date of the Initial Public Offering and prior to the Restriction Termination Date, no Person shall Beneficially Own shares of any class or series of preferred stock in excess of the Ownership Limit.

     (2)  Except as provided in Article XV(I), and subject to the provisions of
          Article XV(M), from and after the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer or other event that, if effective, would result in any Person Beneficially Owning shares of any class or series of preferred stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of preferred stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of preferred stock.

     (3) Subject to the provisions of Article XV(M), from and after the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the outstanding common stock and preferred stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of common stock or preferred stock.

     (4) Notwithstanding any other provision herein, subject to the provisions of Article XV(M), from and after the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of common stock or preferred stock, as the case may be, that would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of common stock or preferred stock, as the case may be.

     (5) Notwithstanding any other provision herein, subject to the provisions of Article XV(M), from and after the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would cause the Corporation to fail to qualify as a REIT shall be void ab initio as to the Transfer of that number of shares of common stock or preferred stock, as the case may be, in excess of the number that could have been Transferred without such result; and the intended transferee shall acquire no rights in such shares of common stock or preferred stock, as the case may be.

     (6) A Transfer of a share of common stock or preferred stock which is null and void under paragraphs (2), (3), (4) or (5) of this Article XV(B) shall not adversely affect the validity of the Transfer of any other share of common stock or preferred stock in the same or any other related transaction.

     XV(C)   Transfer in Trust.
             -----------------

     (1) If, notwithstanding the other provisions contained in this Article XV, at any time from and after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would Own Beneficially shares of any class or series of preferred stock in excess of the Ownership Limit, then (a) except as otherwise provided in Article XV(I), the Prohibited Owner shall acquire no right or interest (or, in the case of a Non-Transfer Event, shall cease to own any right or interest) in such number of shares of such class or series of preferred stock that would cause such Beneficial Owner to Beneficially Own shares of such class or series of preferred stock in excess of the Ownership Limit and (b) such number of shares of such class or series of preferred stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated as Excess Shares and, in accordance with Article XV(L), be transferred automatically and by operation of law to the Trust for the benefit of the Beneficiary. Such transfer to a Trust and the designation of the shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

     (2) If, notwithstanding the other provisions contained in this Article XV, at any time from and after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code or to otherwise fail to qualify as a REIT (other than as a result of a violation of the 100-shareholder requirement of
          Section 856(a)(5) of the Code), then (a) except as otherwise provided in Article XV(I), the Prohibited Owner shall acquire no right or interest (or, in the case of a Non-Transfer Event, shall cease to own any right or interest) in such number of shares of preferred stock, the ownership of which by such purported transferee or record holder would cause the Corporation to be "closely held" within the meaning of
          Section 856(h) of the Code or to otherwise fail to qualify as a REIT (other than as a result of a violation of the 100-shareholder requirement of Section 856(a)(5)) and (b) such number of shares of preferred stock (rounded up to the nearest whole share) shall be designated as Excess Shares and, in accordance with the provisions of
          Article XV(L), be transferred automatically and by operation of law to the Trust for the benefit of the Beneficiary. Such transfer to a Trust and the designation of shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

     XV(D)   Remedies for Breach.
             -------------------

     If the Board of Directors or a committee thereof shall at any time determine in good faith that a Non-Transfer Event has occurred, a Transfer has taken place in violation of Article XV(B) or that a Person intends to acquire or has attempted to acquire or may acquire Beneficial Ownership of any shares of common stock or preferred stock in violation of Article XV(B) (whether or not such violation is intended), the Board of Directors shall be empowered to take any action it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, but not limited to, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Corporation or instituting proceedings to enjoin or rescind such Transfer or acquisition.

     XV(E)   Notice of Restricted Transfer.
             -----------------------------

     Any Person who acquires or attempts to acquire shares of common stock or preferred stock in violation of Article XV(B), or any Person who owned shares of preferred stock that were transferred to a Trust pursuant to the provisions of
Article XV(C), shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT. Failure to give such notice shall not in any way limit the rights and remedies of the Board of Directors provided herein.

     XV(F)   Owners Required to Provide Information.
             --------------------------------------

     From and after the date of the Initial Public Offering and prior to the Restriction Termination Date:

     (1) Every Beneficial Owner of more than 1% (or such lower percentage as required in the applicable regulations adopted under the Code) of any class or series of preferred stock of the Corporation outstanding shall, within 30 days after June 30 and December 31 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares of such class or series of preferred stock Beneficially Owned by such Beneficial Owner, a full description of how shares are held and a statement identifying the actual or constructive owners of such shares. Each such Beneficial Owner shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to its Beneficial Ownership of such class or series of preferred stock as the Corporation, in its sole discretion, deems appropriate or necessary,
          (a) to comply with the provisions of the Code regarding the qualification of the Corporation as a REIT and (b) to ensure compliance with the Ownership Limit.

     (2) At the request of the Corporation, any Person who is a Beneficial Owner of common stock or preferred stock and any Person (including the shareholder of record) who is holding common stock or preferred stock for a Beneficial Owner, and any proposed transferee of shares, shall provide
          (a) such information as the Corporation, in its sole discretion, may request from time to time in order (i) to determine the Corporation's status as a REIT, (ii) to ensure compliance with the requirements of any taxing authority or other governmental agency or (iii) to ensure compliance with the Ownership Limit and (b) a statement or affidavit to the Corporation setting forth the number of shares of each class or series of common stock or preferred stock Beneficially Owned by such shareholder or proposed transferee and any related Persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

     XV(G)   Remedies Not Limited.
             --------------------

     Nothing contained in this Article XV shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Article XV(M)) to protect the Corporation and the interests of its shareholders in the preservation of the Corporation's status as a REIT and to insure compliance with the Ownership Limit.

     XV(H)   Ambiguity.
             ---------

     In the case of an ambiguity in the application of any of the provisions of
Article XV, including any definition contained in Article XV(A), the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

     XV(I)   Exceptions.
             ----------

     (1) The Board of Directors may (1) upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel satisfactory to it, may waive the application of the Ownership Limit, in whole or in part, to any person, if such Person is not an individual for purpose of Section 542(a) of the Code and is a corporation, partnership, estate or trust; and (2) upon request made by a Person in writing to the Corporation, waive the Ownership Limit, but only so as to permit the Person to Own Beneficially up to nine and nine-tenths percent (9.9%), in number of shares or value, of the outstanding shares of any class of preferred stock of the Corporation; provided, however, in no event may the Board of Directors grant any such exception if it would, in the Board of Directors' judgment, jeopardize the Corporation's status as a REIT. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

     (2)  For a period of 90 days following the acquisition of Preferred
          Stock by an underwriter that (a) is a corporation or a partnership and
          (b) participates in an offering of the preferred stock, such underwriter shall not be subject to the Ownership Limit with respect to the preferred stock purchased by it as a part of such offering.

     XV(J)   Legend.
             ------

     Each certificate for preferred stock shall bear the following legend:

     "The shares of preferred stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. No Person may (1) Beneficially Own shares of any class or series of preferred stock in excess of the Ownership Limit, except as set forth in the Corporation's Amended and Restated Articles of Incorporation, as the same may be amended from time to time (the "Articles of Incorporation"), or (2) Beneficially Own shares of preferred stock that would result in the Corporation being "closely held" under 856(h) of the Code or otherwise to fail to qualify as a REIT. Any Person who attempts to Own Beneficially shares of preferred stock in excess of the applicable limitation must immediately notify the Corporation in writing. No Person may transfer shares of preferred stock if such transfer would result in the outstanding common stock and preferred stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution). If the restrictions on transfer are violated, the shares of preferred stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Excess Shares. All capitalized terms in this legend have the meanings ascribed to such terms in the Articles of Incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests."

     XV(K)   Severability.
             ------------

     If any provision of this Article XV or any application of any such provision is determined to be void, invalid or unenforceable by any federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions of these Amended and Restated Articles of Incorporation (including without limitation this Article XV) shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     XV(L)   Excess Shares.
             -------------

     (1) Ownership in Trust. Upon any purported Transfer, Non-Transfer Event, Acquisition, change in the capital structure of the Corporation or purported change in Beneficial Ownership or event or transaction that results in shares of preferred stock being designated Excess Shares pursuant to Article XV(C), such Excess Shares shall be transferred to a Trust for the exclusive benefit of the Beneficiary to whom an interest in such Excess Shares may later be transferred pursuant to
          Article XV(L)(5). The Corporation shall name a Beneficiary that is an organization described in Section 501(c)(3) of the Code, that is not an "individual" within the meaning of Section 542 of the Code, if one does not already exist, within five (5) days after the discovery of any Transfer to the Trust. Excess Shares so held in trust shall remain issued and outstanding stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as all other issued and outstanding shares of the same class and series. When transferred to the Permitted Transferee in accordance with the provisions of Article XV(L)(5), such Excess Shares shall cease to be designated as Excess Shares.

     (2) Dividend Rights. Excess Shares shall not be entitled to any dividends or distributions (except as provided in Paragraph (3) of this Article XV(L)). Any dividend or distribution paid prior to the discovery by the Corporation that the shares of preferred stock have been exchanged for Excess Shares shall be repaid by the original transferee to the Corporation and by the Corporation to the trustee, and any dividend or distribution declared but unpaid at the time of such discovery shall be void ab initio with respect to such Excess Shares.

     (3) Rights Upon Liquidation. Except as provided below, in the event of any voluntary or involuntary liquidation, dissolution or winding up, or any other distribution of the assets, of the Corporation, each holder of Excess Shares resulting from the exchange of preferred stock of any specified series shall only be entitled to receive, ratably with each other holder of Excess Shares resulting from the exchange of shares of preferred stock of such series and each holder of shares of preferred stock of such series, the price paid by the original transferee for the Excess Shares or, if no value was given, the price per share equal to the Market Price on the date of the purported transfer. The trustee of the trust shall promptly sell the shares to any person whose ownership is not prohibited, whereupon the interest of the trust shall terminate. Proceeds of the sale shall be paid to the original transferee up to its purchase price (or, if the original transferee did not purchase the shares, the value on its date of acquisition) any remaining proceeds shall be paid to a charity to be named by the Corporation.

     (4) Voting Rights. The holders of Excess Shares shall not be entitled to vote on any matters. Any vote of the shares while the shares were held by the original transferee prior to the Corporation's discovery thereof shall be void ab initio and the original transferee shall be deemed to have given its proxy to the trustee.

     (5) Designation of Permitted Transferee. The Corporation shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Excess Shares. As soon as reasonably practicable, in an orderly fashion so as not materially adversely to affect the Market Price of the Excess Shares, the Corporation shall designate any Person as Permitted Transferee; provided, however, that (a) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Excess Shares and (b) the

          Permitted Transferee so designated may acquire such Excess Shares without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of preferred stock so acquired as Excess Shares under Article XV(C). Upon the designation by the Corporation of a Permitted Transferee in accordance with the provisions of this paragraph, the Trustee of a Trust shall (x) cause to be transferred to the Permitted Transferee that number of Excess Shares acquired by the Permitted Transferee; (y) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of preferred stock; and (z) distribute to the Beneficiary any and all amounts held with respect to the Excess Shares after making that payment to the Prohibited Owner pursuant to Article XV(L)(6).

     (6)  Compensation to Record Holder of Shares that Become Excess Shares.
          Any Prohibited Owner shall be entitled (following discovery of the Excess Shares and subsequent designation of the Permitted Transferee in accordance with Article XV(L)(5)) to receive from the Trustee the lesser of (a) in the case of (i) a purported Transfer in which the Prohibited Owner gave value for shares of preferred stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for such shares, or in the case of (ii) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (b) the price per share received by the Trustee of the Trust from the sale or other disposition of such Excess Shares in accordance with Article XV(L)(5). Any amounts received by the Trustee in respect of such Excess Shares in excess of such amounts to be paid to the Prohibited Owner pursuant to this Article XV(L)(6) shall be distributed to the Beneficiary in accordance with the provisions of Article XV(L)(5). Each Beneficiary and Prohibited Owner waives any and all claims that they may have against the Trustee and the Corporation arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Article XV(L) by, such Trustee or the Corporation.

     (7) Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that created such Excess Shares (or, in the case of a devise or gift, the Market Price on the date of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (x) the date of the Transfer which resulted in such Excess Shares and (y) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Shares has occurred.

     XV(M)   Settlement.
             ----------

     Notwithstanding any provision contained herein to the contrary, nothing in these Amended and Restated Articles Incorporation shall preclude the settlement of any transaction with respect to any class or series of preferred stock entered into through facilities of the Nasdaq System.


                                  ARTICLE XVI

                              AMENDMENT OF BYLAWS

     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation by a vote of the board of directors. The bylaws also may be adopted, repealed, altered, amended or rescinded by the shareholders of the Corporation by the affirmative vote of the holders of at least 80 percent of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).

                                 ARTICLE XVII

                    AMENDMENT OF ARTICLES OF INCORPORATION

     The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles X, XI, XII, XIII, XIV, XV, XI and this Article XVII may not repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting).

     IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by its Chairman and Chief Executive Officer, this 22nd day of December, 1997.

                                   FLAGSTAR CAPITAL CORPORATION


                                   /s/ Thomas J. Hammond
                                   -------------------------------
                                   Thommas J. Hammond
                                   Chairman and Chief Executive Officer


ATTEST:


/s/ Mary Kay McGuire
----------------------------
Mary Kay McGuire
Secretary